                                                                    EXHIBIT 12.1



                            PAGEMART WIRELESS, INC.



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                 (IN THOUSANDS)



                                                                                                        THREE MONTHS
                              YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED       ENDED
                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                 1992           1993           1994           1995           1996           1997
                             ------------   ------------   ------------   ------------   ------------   ------------
Earnings:
  Net loss.................    $(21,050)      $(31,121)      $(45,813)      $(53,113)      $(48,598)      $(12,055)
  Add: Fixed charges.......       2,456          6,538         12,933         30,720         35,041          9,038
                               --------       --------       --------       --------       --------       --------
                                (18,594)       (24,583)       (32,880)       (22,393)       (13,557)        (3,017)
Fixed charges:
  Interest in
    indebtedness...........       2,365          5,785         11,209         28,383         32,368          8,828
  Amortization of debt
    issuance
    costs..................          --            159            800          1,052          2,143            210
  Interest portion of
    rental and lease
    expense................          91            594            924          1,285            530             --
                               --------       --------       --------       --------       --------       --------
                                  2,456          6,538         12,933         30,720         35,041          9,038
Deficiency of earnings
  available to cover fixed
  charges..................    $(21,050)      $(31,121)      $(45,813)      $(53,113)      $(48,598)      $(12,055)
                               ========       ========       ========       ========       ========       ========